ASSET PURCHASE AGREEMENT

                                     between

                        GENTLE DENTAL SERVICE CORPORATION

                                       and

                          AFFORDABLE DENTAL CARE, INC.



                             Dated February 28, 1998

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I     Purchase and Sale of Assets...................................   1

              1.01   Purchase and Sale......................................   1
              1.02   Excluded Assets........................................   3
              1.03   Assumption of Liabilities..............................   3
              1.04   Purchase Price.........................................   3
              1.05   Purchase Price Adjustment..............................   5
              1.06   Employees..............................................   6
              1.07   Instruments of Conveyance and Transfer.................   6
              1.08   Further Assurances.....................................   6
              1.09   Closing................................................   7
              1.10   Allocation of Purchase Price...........................   7

ARTICLE II    Representations and Warranties of GDSC........................   7

              2.01   Authorization..........................................   7
              2.02   Compliance.............................................   7
              2.03   Consents...............................................   8
              2.04   Accuracy of Representations and Warranties.............   8
              2.05   Reliance...............................................   8

ARTICLE III   Representations and Warranties of ADC and Shareholder.........   8

              3.01   Corporate Existence; Authority.........................   8
              3.02   No Adverse Consequences................................   8
              3.03   Brokers and Finders....................................   9
              3.04   Litigation.............................................   9
              3.05   Compliance with Laws...................................   9
              3.06   Employment Matters.....................................   9
              3.07   Financial Statements...................................  11
              3.08   Receivables............................................  11
              3.09   Prepaid Expenses and Other.............................  11
              3.10   Personal Property......................................  11
              3.11   Payables...............................................  11
              3.12   Indebtedness...........................................  11
              3.13   Other Liabilities......................................  12
              3.14   Absence of Certain Changes or Events...................  12
              3.15   Leases.................................................  12
              3.16   Certain Contracts and Arrangements.....................  13
              3.17   Status of Contracts and Leases.........................  13
              3.18   Title and Condition of Tangible Assets.................  14
              3.19   Insurance..............................................  15
              3.20   Taxes..................................................  15
              3.21   No Restrictions........................................  15

                                                                            Page

              3.22   Permits and Licenses...................................  16
              3.23   Certain Payments.......................................  16
              3.24   Environmental Conditions...............................  16
              3.25   Consents and Approvals.................................  16
              3.26   Records................................................  17
              3.27   Reliance...............................................  17
              3.28   Accuracy of Representations and Warranties.............  17
              3.29   MDCO Members...........................................  17

ARTICLE IV    Covenants of ADC and Shareholder..............................  17

              4.01   Access to Properties, Books and Records................  17
              4.02   Negative Covenants.....................................  17
              4.03   Affirmative Covenants..................................  18
              4.04   No Negotiations With Others............................  19

ARTICLE V     Joint Covenants...............................................  20

              5.01   Governmental Consents..................................  20
              5.02   Best Efforts; No Inconsistent Action...................  20
              5.03   Lease Consents.........................................  20

ARTICLE VI    Conditions to Obligations of GDSC.............................  20

              6.01   Governmental Approvals.................................  20
              6.02   Consents...............................................  20
              6.03   Representations, Warranties and Covenants..............  21
              6.04   Adverse Proceedings....................................  21
              6.05   No Adverse Change......................................  21
              6.06   MDCO Contract..........................................  21
              6.07   Agreement Regarding New Offices........................  21
              6.08   Employment Agreement...................................  21
              6.09   Leases.................................................  21
              6.10   Opinion of Counsel.....................................  21
              6.11   Corporate Name Change..................................  21
              6.11   Actions Satisfactory to GDSC's Counsel.................  22

ARTICLE VII   Conditions to Obligations of ADC..............................  22

              7.01   Representations, Warranties and Covenants..............  22
              7.02   Adverse Proceedings....................................  22
              7.03   Agreement Regarding New Offices........................  22
              7.04   Employment Agreement...................................  22
              7.05   Leases.................................................  22
              7.06   Opinion of Counsel.....................................  23
              7.07   Professional Corporation...............................  23

                                                                            Page

              7.08   Actions Satisfactory to ADC's Counsel..................  23

ARTICLE VIII  Termination     ..............................................  23

              8.01   Right of Parties to Terminate..........................  23
              8.02   Effect of Termination..................................  23

ARTICLE IX    Survival; Indemnification.....................................  24

              9.01   Survival...............................................  24
              9.02   Indemnification by ADC and Shareholder.................  24
              9.03   Indemnification by GDSC................................  24
              9.04   Indemnification Procedure..............................  25
              9.05   Right of Offset........................................  26
              9.06   Arbitration of Contested Offset........................  27
              9.07   Limitation.............................................  28
              9.08   Rights Not Exclusive...................................  28

ARTICLE X     Confidentiality; Press Releases...............................  28

              10.01  Confidentiality........................................  28
              10.02  Press Releases.........................................  29

ARTICLE XI    Other Provisions..............................................  29

              11.01  Benefit and Assignment.................................  29
              11.02  Entire Agreement.......................................  29
              11.03  Fees and Expenses......................................  29
              11.04  Amendment, Waiver, etc.................................  30
              11.05  Headings...............................................  30
              11.06  Governing Law..........................................  30
              11.07  Notices................................................  30
              11.08  Breach; Equitable Relief...............................  30
              11.09  Attorneys' Fees........................................  31
              11.10  Counterparts...........................................  31

                             INDEX OF DEFINED TERMS

Term                                                    Location of Definition
----                                                    ----------------------

1933 Act..............................................  3.27
ADC...................................................  Introduction
Assets................................................  1.01
Assumed Liabilities...................................  1.04-2
Closing...............................................  1.09
Closing Date..........................................  1.09
Code..................................................  3.06-2
Contracts.............................................  1.01-6
Current Balance Sheet.................................  3.07-1
Damages...............................................  9.02-1
Dental Practice.......................................  Introduction
EBITDA................................................  1.04-3
ERISA.................................................  3.06-2
ERISA Plans...........................................  3.06-2
Earnout Payments......................................  1.04-3
Earnout Period........................................  1.04-3
Environmental Law.....................................  3.24-2(a)
Financial Statements..................................  3.07-1
GDSC..................................................  Introduction
GDSC's Indemnified Persons............................  9.02-1
Hazardous Substance...................................  3.24-2(b)
Leases................................................  1.01-5
MDCO..................................................  Introduction
MDCO Contract.........................................  1.01-6
Material Adverse Change...............................  Article III Introduction
Material Adverse Effect...............................  Article III Introduction
Net Current Assets....................................  1.05-3
Permits...............................................  3.22
Policies..............................................  3.19
Professional Contracts................................  1.01-6
Professional Corporation..............................  Introduction
Purchase Price........................................  1.04
Purchase Price Adjustment.............................  1.05-1
Real Property.........................................  3.15
Related Documents.....................................  9.01
Returns...............................................  3.20-1
Shareholder...........................................  Introduction
Shares................................................  3.27
Tangible Personal Property............................  3.10
Taxes.................................................  3.20-3
Third Party Claims....................................  9.04-1(a)

                                LIST OF EXHIBITS

Exhibit                         Item                             First Reference
-------                         ----                             ---------------

   A               Assumption Agreement                                1.04-2
   B               Assignment and Bill of Sale to GDSC                 1.07
   C               Assignment to Professional Corporation              1.07
   D               Restated MDCO Contract                              6.06
   E               Agreement Regarding New Offices                     6.07
   F               Employment Agreement                                6.08
   G-1             Lease of Corvallis Dental Office                    6.09
   G-2             Lease of Newberg Administrative Office              6.09
   H               Opinion of ADC's Counsel                            6.10
   I               Opinion of GDSC's Counsel                           7.06





                                LIST OF SCHEDULES


Schedule                                             Content
--------                                             -------

1.02-2                                          Excluded Assets
1.10                                            Purchase Price Allocation
3.04                                            Litigation
3.06-2                                          Employee Benefits
3.06-3                                          Employment Manuals and Policies
3.06-4                                          Compensation
3.07                                            Financial Statements
3.08                                            Receivables
3.09                                            Prepaid Expenses and Other
3.10                                            Tangible Personal Property
3.11                                            Payables
3.12                                            Indebtedness
3.13                                            Other Liabilities
3.15                                            Leases
3.16                                            Contracts
3.19                                            Insurance
3.25                                            Consents and Approvals

                            ASSET PURCHASE AGREEMENT


DATED:        February 28, 1998


BETWEEN:      GENTLE DENTAL SERVICE CORPORATION,
                a Washington corporation
              900 Washington Street, Suite 1100
              Vancouver, WA  98660
              Telecopy No.:  (360) 750-8667                               "GDSC"


AND:          AFFORDABLE DENTAL CARE, INC.
                an Oregon corporation
              215 North Blaine Street
              Newberg, OR 97132
              Telecopy No.: (503) 537-0300                                 "ADC"


AND:          Gerald M. Bieze, DDS                                 "Shareholder"


     Shareholder is the owner of all of the issued and outstanding capital stock of ADC. ADC provides management services to independent dentists and maintains dental clinics at the nine practice locations listed on Schedule 3.15 (the "Business"). ADC desires to sell, and GDSC desires to purchase, substantially all of the assets associated with the Business on the terms and conditions set forth in this Agreement. Shareholder is also the owner of all of the issued and outstanding capital stock of Managed Dental Care of Oregon, Inc., an Oregon corporation ("MDCO"). Shareholder and GDSC are signing an agreement for the purchase and sale of all of the stock of MDCO at the same time that they are signing this Agreement.

     In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:


                                    ARTICLE I

                           Purchase and Sale of Assets

     1.01 Purchase and Sale. Subject to all the terms and conditions of this Agreement and for the consideration herein stated, on the "Closing Date," as that term is defined in Section 1.09, ADC agrees to sell, convey, assign, transfer and deliver to GDSC (or with respect to certain assets as specified in Section 1.07, to a newly formed professional corporation, the sole shareholder of which will be a licensed dentist designated by GDSC (the "Professional Corporation"), and GDSC agrees to purchase and accept from ADC, all of the assets, properties and rights of ADC (other than the assets specified in Section 1.02), tangible and intangible, wherever located, that are used or useful to maintain and operate the Business, which assets (the "Assets") shall include without limitation:

          1.01-1 All patient lists, charts, files and patient records, and all other operating data and records relating to the Business, including without limitation financial, accounting and credit records, correspondence, budgets, engineering and facility records and other similar documents and records;

          1.01-2 All other items of tangible personal property of ADC used in connection with or associated with the Business, including furniture, fixtures, equipment, supplies, inventory and spare and replacement items therefor, including without limitation all such items listed on Schedule 3.10 and all such items acquired by ADC after the date hereof and on or before the Closing Date, other than to the extent such items are disposed of by ADC prior to the Closing Date without breach of this Agreement;

          1.01-3 All accounts receivable and other receivables associated with the Business, including without limitation all receivables listed on Schedule
3.08 and all receivables acquired after December 31, 1997 and on or before the Closing Date, other than to the extent such receivables have been collected by ADC prior to the Closing Date;

          1.01-4 All prepaid and deferred items relating to the Business, including prepaid rent, insurance, taxes and unbilled charges and deposits, including without limitation all such items listed on Schedule 3.09;

          1.01-5 All leases of real or personal property to which ADC is a party as lessee and which relate to the Business, including without limitation all leases listed on Schedule 3.15 and all leases entered into after the date hereof and on or before the Closing Date and expressly assumed by GDSC in writing on the Closing Date as provided in Section 1.04-2(d), other than to the extent such leases have terminated, expired or been disposed of by ADC prior to the Closing Date without breach of this Agreement (collectively, the "Leases");

          1.01-6 All rights, benefits and interests of ADC under the contracts and agreements relating to the provision of dentistry services including without limitation all contracts with third party payors (including ADC's contract with MDCO (the "MDCO Contract")) and all contracts with dentists and other professionals (collectively, the "Professional Contracts") and the other contracts, agreements, commitments, understandings, purchase orders, documents and instruments listed on Schedule 3.16 hereto and under any contracts, agreements, commitments, understandings, purchase orders, documents or instruments entered into between the date hereof and the Closing Date and expressly assumed by GDSC in writing on the Closing Date as provided in Section 1.04-2(d), other than to the extent such items have terminated, expired or been disposed of by ADC prior to the Closing Date without breach of this Agreement (with all such items listed in this Section 1.01-6 referred to collectively as the "Contracts");

          1.01-7 All assignable rights to all telephone lines and numbers used in the conduct of the Business; and

          1.01-8 All right, title and interest in and to ADC's trade names associated with the Business, specifically including the names Affordable Dental Care, Dental Urgent Care and Dental Choice.

     1.02 Excluded Assets. The Assets shall not include the following:

          1.02-1 Any lease not listed on Schedule 3.15 and any contract, agreement, commitment, understanding, purchase order, document or instrument not listed on Schedule 3.16, unless pursuant to Section 1.04-2(d) GDSC expressly agrees in writing on the Closing Date to assume the obligations under such lease, contract, agreement, commitment, understanding, purchase order, document or instrument, in which case ADC shall assign its rights and benefits thereunder to GDSC and the same shall be treated as a "Lease" or "Contract" for purposes of this Agreement;

          1.02-2 The assets identified on Schedule 1.02-2.

     1.03 Assumption of Liabilities. Except for the liabilities and obligations to be assumed by GDSC pursuant to Section 1.04-2, GDSC will not assume and will not be liable for any liabilities of ADC, known or unknown, contingent or absolute, accrued or other, and the Assets shall be free of all liabilities, obligations, liens and encumbrances. Without limiting the generality of the foregoing and except as otherwise provided above, GDSC will not be responsible for any of the following:

          1.03-1 Liabilities, obligations or debts of ADC, whether fixed, contingent or mixed and whether based on events occurring before or after the Closing, including without limitation those based on tort, contract, statutory or other claims or involving fines or penalties payable to any governmental authority;

          1.03-2 Liabilities, obligations or debts of ADC for any federal, state or local tax, including without limitation federal income taxes, state income and excise taxes, state and local real and personal property taxes and federal, state and local withholding and payroll taxes;

          1.03-3 Liabilities or obligations of ADC to employees for salaries, bonuses or health and welfare benefits or with respect to any profit sharing, stock bonus, pension, retirement, stock purchase, option, bonus or deferred compensation plan or for any other benefits or compensation (including without limitation accrued vacation or sick leave); and

          1.03-4 Liabilities or obligations of ADC for employee severance payments or arrangements resulting from termination of ADC's employees.

     1.04 Purchase Price. The total consideration for the Assets (the "Purchase Price") shall be the following:

          1.04-1 $7,574,600 payable by cashiers check or wire transfer on the Closing Date.

          1.04-2 The assumption by GDSC on the Closing Date, pursuant to the terms of an Assumption Agreement in substantially the form attached hereto as Exhibit A, of the following liabilities of ADC (the "Assumed Liabilities"):

               1.04-2(a) the accounts payable and accrued liabilities associated with the Business to the extent and in the amounts identified on Schedule 3.11 (to the extent such liabilities are not paid or discharged prior to the Closing
Date);

               1.04-2(b) all liabilities of ADC of a type identified on Schedule
3.11 and incurred in the ordinary course of business after December 31, 1997 and on or before the Closing Date (to the extent such liabilities are not paid or discharged prior to the Closing Date), but specifically excluding any liabilities for brokers' and attorneys' fees and other expenses of this transaction and accrued liabilities for taxes based on the income or revenues of the Business;

               1.04-2(c) all obligations of ADC under any of the Leases or Contracts listed on Schedule 3.15 or Schedule 3.16 hereto; and

               1.04-2(d) all obligations of ADC under any lease, contract, agreement, commitment, understanding, purchase order, document or instrument entered into by ADC between the date of this Agreement and the Closing Date that GDSC, in its sole discretion, elects on the Closing Date to assume.

          1.04-3 Additional payments to be made by check to ADC or its assigns (the "Earnout Payments") based on the EBITDA (as defined below) for the 36-month period (the "Earnout Period") beginning on the first day of the first calendar month following the Closing Date. The first Earnout Payment shall equal .66 multiplied by the EBITDA for the first 12 months of the Earnout Period. The second Earnout Payment shall equal .67 multiplied by the EBITDA for the second 12 months of the Earnout Period. The third Earnout Payment shall equal .67 multiplied by the EBITDA for the third 12 months of the Earnout Period. The "EBITDA" shall mean the combined net income of (a) the Professional Corporation,
(b) MDCO and (c) GDSC from the provision of services to the Professional Corporation, before any reduction for interest, income taxes, depreciation or amortization, and excluding any allocation of GDSC corporate or regional overhead expense, but including a Charge For Excess Capital Expenditures (as defined below), as reflected on a combined income statement prepared in conformity with generally accepted accounting principles applied in a manner consistent with the application of such principles to the preparation of GDSC's audited financial statements; provided, however, that the EBITDA of MDCO shall be excluded for all periods prior to the closing of the acquisition of MDCO by GDSC if such closing does not occur by December 31, 1998. The "Charge For Excess Capital Expenditures" shall be equal to 20% of the total accumulated capital expenditures after the date of this Agreement incurred by (a) the Professional Corporation, (b) MDCO and (c) GDSC in connection with services provided to the Professional Corporation, which in any year exceeds 2.5% of the combined net revenue of the Professional Corporation and MDCO for such year. The calculation and payment of each Earnout Payment shall be completed within 60 days of the completion of the applicable 12-month portion of the Earnout Period.

          In the event ADC disputes the calculation of EBITDA for any given 12-month period, ADC shall notify GDSC of each disputed item and the amount within forty-five (45) days of delivery to ADC of the EBITDA calculation and payment. If ADC and GDSC cannot resolve the dispute within ten (10) days thereafter, the amount in dispute ("Disputed Amount") shall be resolved by a national accounting firm mutually selected by ADC and GDSC ("Independent Accounting Firm"). The determination of the Independent Accounting Firm shall be final and binding on the parties. Any expenses relating to the Independent Accounting Firm shall be allocated between ADC and GDSC so that ADC's share of such expenses shall bear the same proportion to the total expenses as the total of the Disputed Amount unsuccessfully contested by ADC (as determined by the Independent Accounting Firm) bears to the total of the Disputed Amount so submitted to the Independent Accounting Firm.

          During the Earnout Period, the parties understand and agree that: (i) the businesses of MDCO and the Professional Corporation will be operated in the same general manner as those businesses were operated prior to the Closing Date,
(ii) GDSC will use its best efforts to provide MDCO Oregon Health Plan members with access to specialists under contract with Gentle Dental of Oregon, P.C. at 90% of usual and customary fees, (iii) a minimum of two eastside Portland metropolitan area offices and one westside Portland metropolitan area office of Gentle Dental of Oregon, P.C. (with a minimum of one dentist at each office) shall see MDCO Oregon Health Plan members at the rates provided in the MDCO/ODS Plus fee schedule, provided that no single office shall be required to have more than 100 of such members as patients of record; (iv) after the closing of GDSC's purchase of all of the stock of MDCO, MDCO shall be allowed to use the name "Gentle Dental" on any choice brochure for the Oregon Health Plan, provided that any use of such name shall be subject to the prior approval of GDSC under which GDSC may disapprove the form of such use or limit such use to avoid market confusion, (v) the Professional Corporation shall be allowed to use the name "Gentle Dental," provided that any use of such name shall be subject to the prior approval of GDSC under which GDSC may disapprove the form of such use or limit such use to avoid market confusion between the Professional Corporation's offices and other Gentle Dental offices, (vi) GDSC will not purchase, conduct or manage any dental practice in any of Benton, Clatsop, Columbia, Hood River, Jackson, Josephine, Linn, Marion, Polk, Tillamook or Yamhill Counties without the consent of Shareholder (which may be withheld for any reason) if 50% or more of the patients of the practice are Oregon Health Plan members, and (vii) the Professional Corporation will not cancel its contract as a provider under any third-party payor plan without the consent of Shareholder.

     1.05 Purchase Price Adjustment. The Purchase Price may be subject to adjustment after Closing as set forth in this Section 1.05.

          1.05-1 As soon as reasonably possible after Closing, the amount of the "Net Current Assets" (as defined in Section 1.05-3) shall be determined as provided in Section 1.05-4. If the amount of Net Current Assets is $40,000 more or less than $330,000, the Purchase Price shall be adjusted by the full amount of the difference (the "Purchase Price Adjustment"). If the difference between Net Current Assets and $330,000 does not exceed $40,000, there shall be no Purchase Price Adjustment.

          1.05-2 If the Net Current Assets are greater than $370,000, the Purchase Price Adjustment shall be paid to ADC by check within 10 days after ADC delivers the certificate described in Section 1.05-4. If the Net Current Assets are less than $290,000, the Purchase Price Adjustment shall be paid by ADC to GDSC by check within 10 days after ADC delivers the certificate described in
Section 1.05-4.

          1.05-3 "Net Current Assets" means the sum of (a) accounts receivable of the Business, net of contractual allowances and bad debt reserve, as of the Closing Date and (b) any prepaid expenses properly recordable on a balance sheet for the Business as of the Closing Date reduced by the sum of (x) the accounts payable of the Business at the Closing Date and (y) the accrued liabilities of the Business at the Closing Date, specifically including an accrual of payroll and payroll-related charges up to and including the Closing Date, but only to the extent such payables and liabilities are assumed by GDSC, all as determined consistently with the accounting conventions applied in determining the amounts set forth in paragraphs 1.05-1 and 1.05-2 above.

          1.05-4 At or after the Closing Date, ADC shall execute and deliver to GDSC a certificate detailing the calculation of Net Current Assets and including as schedules thereto lists of all receivables, prepaid expenses, payables and accrued liabilities as of the Closing Date included in the calculation. In this certificate ADC shall certify the accuracy and completeness of the schedules to the certificate and the accuracy of the calculation of Net Current Assets.

     1.06 Employees. Effective as of the close of business on the Closing Date, ADC shall terminate all employees of its Business. GDSC or the Professional Corporation shall extend immediately to all of ADC's employees an offer of employment, on substantially the same terms and conditions as were in effect prior to the Closing, for hire in accordance with GDSC's standard hiring practices. ADC will notify such employees prior to the Closing that as of such date they shall cease to be employees and will be offered employment by GDSC or the Professional Corporation; the form and content of notice shall be subject to GDSC's prior written approval.

     1.07 Instruments of Conveyance and Transfer. The sale of the Assets, and the conveyance, assignment, transfer and delivery of all of the Assets other than the patient charts and the Professional Contracts, shall be effected by ADC's execution and delivery to GDSC, on the Closing Date, of a bill of sale in substantially the form of the Assignment and Bill of Sale attached hereto as Exhibit B. The conveyance, assignment, transfer and delivery of ADC's patient charts and the Professional Contracts shall be effected by ADC's execution and delivery to the Professional Corporation, on the Closing Date, of an assignment in substantially the form of the Assignment attached hereto as Exhibit C.

     1.08 Further Assurances. ADC and Shareholder agree that, at any time and from time to time on and after the Closing Date, they will, upon the request of GDSC and without further consideration, take all steps reasonably necessary to place GDSC (or the Professional Corporation, as the case may be) in possession and operating control of the Assets, and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, deeds, assignments, conveyances, transfers, powers of attorney or assurances as reasonably required to sell, assign, convey, transfer, grant, assure and confirm to GDSC (or the Professional Corporation, as the case may be), or to aid and assist in the collection of or reducing to possession by GDSC (or the Professional Corporation, as the case may be) of, all of the Assets, or to vest (or the Professional Corporation, as the case may be) in GDSC good, valid and marketable title to the Assets.

     1.09 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon, at 2:00 p.m., Pacific time, on February 28, 1998 or at another date, time and place agreed upon in writing by the parties (the "Closing Date").

     1.10 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in accordance with Schedule 1.10, and GDSC and ADC shall be bound by that allocation in reporting the transactions contemplated by this Agreement to any governmental authority (including without limitation the Internal Revenue Service). Because the parties could not fix the value of the intangibles associated with the Business being purchased by GDSC, the parties have agreed to establish the earn-out provided in Section 1.04-3 as additional consideration for those assets.


                                   ARTICLE II

                     Representations and Warranties of GDSC

         GDSC represents and warrants to ADC and Shareholder as follows:

     2.01 Authorization. GDSC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. GDSC has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement. GDSC has full corporate power and authority to enter into this Agreement and carry out the terms hereof. This Agreement has been duly executed and delivered by GDSC and is binding upon and enforceable against GDSC in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting creditors' rights generally and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.02 Compliance. The execution, delivery and performance of this Agreement by GDSC, the compliance by GDSC with the provisions of this Agreement and the consummation of the transactions described in this Agreement will not conflict with or result in the breach of any of the terms or provisions of or constitute a default under:

          2.02-1 the articles of incorporation or bylaws of GDSC;

          2.02-2 any note, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which GDSC is a party or by which GDSC is bound; or

          2.02-3 any statute or any order, rule, regulation or decision of any court or regulatory authority or governmental body applicable to GDSC.

     2.03 Consents. Except for the consent of GDSC's principal bank, no consent, approval, authorization, order, designation or declaration of any court or regulatory authority or governmental body, federal or other, or third person is required to be obtained by GDSC for the consummation of the transactions described in this Agreement.

     2.04 Accuracy of Representations & Warranties. None of the representations or warranties of GDSC contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. GDSC does not know of any fact that has resulted or that, in the reasonable judgment of GDSC will result, in any material adverse change in GDSC's business, results of operation, financial condition or prospects that has not been set forth in this Agreement.

     2.05 Reliance. GDSC recognizes and agrees that, notwithstanding any investigation by ADC, ADC is relying upon the representations and warranties made by GDSC in this Agreement.


                                   ARTICLE III

              Representations and Warranties of ADC and Shareholder

     As used in this Agreement, "Material Adverse Effect" means a material adverse effect on the business, results of operations, financial position, assets or prospects of the Business, which shall in any event include any adverse effect on the assets, revenue or net income of ADC in excess of $50,000; and "Material Adverse Change" means any change that has resulted, will result or is likely to result in a Material Adverse Effect. ADC and Shareholder represent and warrant to GDSC as follows:

     3.01 Corporate Existence; Authority. ADC is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and ADC has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Shareholder owns all of the issued and outstanding stock of ADC. ADC has full power and authority to enter into this Agreement and to carry out its terms. ADC has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by ADC and Shareholder and is binding upon and enforceable against ADC and Shareholder in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.02 No Adverse Consequences. Neither the execution and delivery of this Agreement by ADC or Shareholder nor the consummation of the transactions contemplated by this Agreement will

          3.02-1 result in the creation or imposition of any lien, charge or encumbrance on any of ADC's assets or properties,

          3.02-2 violate or conflict with any provision of ADC's articles of incorporation or bylaws;

          3.02-3 violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to ADC or Shareholder; or

          3.02-4 either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to ADC under or constitute a default under any agreement, instrument, license or permit to which ADC or Shareholder is a party or by which either of them is bound.

     3.03 Brokers and Finders. Neither ADC nor Shareholder has employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transaction contemplated by this Agreement, except that ADC has employed Torwest Capital. Any fees owing to Torwest Capital are payable and will be paid by ADC or Shareholder and are not a liability of GDSC.

     3.04 Litigation. Except as set forth on Schedule 3.04, there is no claim, litigation, proceeding or investigation of any kind pending or threatened by or against ADC and, to the best knowledge of ADC, there is no basis for any such claim, litigation, proceeding or investigation.

     3.05 Compliance with Laws. ADC has at all relevant times conducted its business in compliance with its articles of incorporation and bylaws and all applicable laws and regulations. ADC is not in violation of any applicable laws or regulations, other than violations which singly or in the aggregate do not, and, with the passage of time will not, have a Material Adverse Effect. ADC is not subject to any outstanding order, writ, injunction or decree, and ADC has not been charged with, or threatened with a charge of, a violation of any provision of federal, state or local law or regulation.

     3.06 Employment Matters.

          3.06-1 Labor Matters

               (a) ADC is not a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of his employees. ADC is and has been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and is not and has not been engaged in any unfair labor practice.

               (b) There is no (1) unfair labor practice complaint against ADC pending before the National Labor Relations Board or any other governmental authority, (2) labor strike, slowdown or work stoppage actually occurring or, to the best of the knowledge of ADC, threatened against him, (3) representation petition respecting ADC's employees pending before the National Labor Relations Board, or (4) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to ADC.

               (c) ADC has not experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years.

          3.06-2 Employee Benefits. Schedule 3.06-2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by ADC, and complete and accurate copies of all those plans or arrangements have been provided to GDSC. The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") established and maintained by ADC that are subject to ERISA are listed separately as ERISA Plans on Schedule 3.06-2 (the "ERISA Plans"). The ERISA Plans comply with the applicable requirements of ERISA. ADC has received from the Internal Revenue Service a favorable determination for each of the ERISA Plans and their related trusts that each of the ERISA Plans is qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the related trust is tax-exempt under Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the ERISA Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or
Section 412(a) of the Code exists, or has existed, with respect to any of the ERISA Plans. The present value of all accrued benefits under each of the ERISA Plans does not exceed the value of such plan's assets, less all liabilities other than those attributable to accrued benefits. ADC has no "potential withdrawal liability," as defined in Section 4201 of ERISA. None of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any ERISA Plan. Each ERISA Plan is and has been operated and administered in conformance with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. ADC has no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to or in respect of, any plan or arrangement listed on Schedule 3.06-2, or any other plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multi-employer pension plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

          3.06-3 Employment Agreements. Each of ADC's employees is an "at-will" employee and there are no written employment, commission or compensation agreements of any kind between ADC and any of ADC's employees. Schedule 3.06-3 lists all of ADC's employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and true and complete copies of those manuals, policies and written information have been provided to GDSC. ADC does not have any agreements or understandings with ADC's employees except as reflected in the items listed in Schedules 3.06-2 and 3.06-3.

          3.06-4 Compensation. Schedule 3.06-4 contains a complete and accurate list of all employees or independent contractors of the Business as of February 28, 1998, specifying their names, annual base compensation of each such person, and accrued benefits for such persons as of February 28, 1998.

     3.07 Financial Statements.

          3.07-1 Schedule 3.07 contains the balance sheets of the Business as of December 31, 1997 (the "Current Balance Sheet") and December 31, 1996 and the related statements of income for the years then ended (such balance sheets and statements collectively, the "Financial Statements").

          3.07-2 The Financial Statements present fairly

               (a) the financial position of the Business as of the dates indicated and

               (b) the results of operations for the periods then ended.

     3.08 Receivables. Schedule 3.08 lists all accounts receivables of the Business as of December 31, 1997. Each of the receivables listed on Schedule 3.08, and each of the receivables that has arisen since December 31, 1997, has arisen only from bona fide transactions in the ordinary course of business and is not subject to any offset or counterclaim.

     3.09 Prepaid Expenses and Other. Schedule 3.09 lists all prepaid expenses and deferred charges of the Business as of December 31, 1997.

     3.10 Personal Property. Section 1.01-1 and Schedule 3.10 together contain a complete and accurate list of all the tangible personal property owned or leased by ADC and used in the Business, other than excluded assets listed in Schedule 1.02-2 ("Tangible Personal Property"). With respect to each item of owned Tangible Personal Property, Schedule 3.10 lists the original cost as of December 31, 1997.

     3.11 Payables. Schedule 3.11 lists all accounts payable and other accrued liabilities of the Business as of December 31, 1997, other than payables for brokers' and attorneys' fees and other expenses of this transaction, and accrued liabilities for taxes based on income or revenues of the Business.

     3.12 Indebtedness. Schedule 3.12 lists all indebtedness of ADC as of December 31, 1997 incurred in connection with the business, operations or assets of the Business or the repayment of which is secured by the assets of the Business.

     3.13 Other Liabilities. Except as listed on Schedule 3.13, ADC does not have any liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due), other than liabilities incurred in the ordinary course of business consistent with past practice, which individually or in the aggregate are not material to the Business.

     3.14 Absence of Certain Changes or Events. Since December 31, 1997, there has not been with respect to the Business:

          3.14-1 Any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

          3.14-2 Any damage, destruction or casualty loss, whether insured against or not, to any assets or properties associated with the Business;

          3.14-3 Any increase in the rate or terms of compensation payable or to become payable by ADC to its key employees; any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such key employees; any special bonus or remuneration paid; or any written employment contract executed or amended;

          3.14-4 Any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) by ADC, except agreements, commitments or transactions in the ordinary course of business and consistent with past practices or as expressly contemplated in this Agreement;

          3.14-5 Any conduct of business which is outside the ordinary course of business or not substantially in the manner that ADC previously conducted the Business;

          3.14-6 Any purchase or other acquisition of property, any sale, lease or other disposition of property, or any expenditure, except in the ordinary course of business;

          3.14-7 Any incurrence of any noncontract liability which, either singly or in the aggregate is material to the business, results of operations, financial condition or prospects of the Business;

          3.14-8 Any encumbrance or consent to encumbrance of any property or assets of ADC except in the ordinary course of business; or

          3.14-9 Any change in the assets, liabilities, licenses, permits or franchises of ADC, or in any agreement to which ADC is a party or is bound, which has had or reasonably could be expected to have a Material Adverse Effect.

     3.15 Leases. Schedule 3.15 contains a complete and accurate list of all Leases of real property used or useful in the business of ADC, a description of the real property covered thereby ("Real Property"), the term of each Lease and the monthly payments under the Lease. Complete and accurate copies of all Leases have been delivered to GDSC.

     3.16 Certain Contracts and Arrangements. Schedule 3.16, which is organized by type of agreement, contains a complete and accurate list of all of the following types of Contracts to which ADC is a party or by which ADC is bound and which relate to or are associated with the Business:

          3.16-1 any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness by ADC or ADC's guaranty of any obligation for the borrowing of money;

          3.16-2 contracts, agreements, purchase orders or acknowledgment forms for the purchase, sale, lease or other disposition of capital assets or more than $20,000 of other equipment or materials;

          3.16-3 contracts or agreements for provision of dentistry services by the Business or to the Business by independent contractor dentists, which agreements are identified as the Professional Contracts on Schedule 3.16;

          3.16-4 contracts or agreements for the performance of services relating to or concerning the Business other than the Professional Contracts, excluding employment contracts; provided, however, that only contracts exceeding $20,000 in annual billings or payments by the Business must be listed;

          3.16-5 contracts or agreements involving annual billings in excess of $20,000 for the joint performance of work or services and all other joint venture agreements;

          3.16-6 contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of ADC's services; and

          3.16-7 any other contract, instrument, agreement or obligation not described on any other Schedule to which ADC is a party or by which ADC is bound and which contains material unfulfilled obligations of ADC.

Complete and accurate copies of all Contracts have been delivered to GDSC.

     3.17 Status of Contracts and Leases.

          3.17-1 Each of the Contracts and Leases listed on Schedules 3.15 and
3.16 is valid, binding and enforceable by ADC in accordance with its terms and is in full force and effect, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting creditors' rights generally and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies. There is no existing default or violation by ADC under any Contract or Lease and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default of ADC under any Contract or Lease. There is no pending or threatened proceeding which would interfere with the quiet enjoyment of any Real Property of which ADC is lessee or sublessee which is used in the Business.

          3.17-2 Except as otherwise contemplated by Section 5.03, all other parties to the Contracts and Leases have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transaction contemplated by this Agreement without requiring modification of ADC's rights or obligations under any Contract or Lease.

          3.17-3 ADC is not aware of any default by any other party to any Contract or Lease or of any event which (whether with or without notice, lapse of time or both) would constitute a default by any other party with respect to obligations of that party under any Contract or Lease, and, to the actual knowledge of ADC, there are no facts that exist indicating that any of the Contracts or Leases may be totally or partially terminated or suspended by the other parties.

          3.17-4 ADC is not a party to, nor is it bound by, any contract or agreement that ADC can reasonably foresee will result in any material loss to the Business upon the performance thereof (including any material liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential), unless such contract or agreement is terminable by ADC on 60 or fewer days notice at any time without penalty.

     3.18 Title and Condition of Tangible Assets.

          3.18-1 ADC owns all of the Tangible Personal Property except the leased property free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except

               (a) liens disclosed on the Current Balance Sheet or

               (b) liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Current Balance Sheet).

          3.18-2 ADC has good and absolute title to the Tangible Personal Property except the leased property.

          3.18-3 All Tangible Personal Property has been maintained and operated in accordance with manufacturer's specifications and prudent industry practices, is in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the conduct of ADC's business.

          3.18-4 There are no developments affecting any of the Real Property or Tangible Personal Property pending or, to the actual knowledge of ADC, threatened which might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such properties or assets.

          3.18-5 At the Closing, GDSC will acquire good title to all the Assets, free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind.

     3.19 Insurance. Schedule 3.19 contains a complete and accurate list of all policies of malpractice, liability, fire, worker's compensation and other forms of insurance insuring ADC and its employees and the assets or operations of the Business (the "Policies"). All the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of law and of agreements to which ADC is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. There are no unresolved claims for insurance payment under any of the Policies. True and complete copies of the Policies and all endorsements thereto have been delivered to GDSC. ADC has not been refused any insurance coverage and no insurance coverage has been canceled during the five years preceding the date of this Agreement.

     3.20 Taxes.

          3.20-1 Returns. ADC has filed all federal, state and other returns, reports and information returns required to be filed by it with respect to Taxes which relate to the business, results of operations or financial condition of the Business (collectively, the "Returns") and has timely paid all Taxes shown to be due on the Returns. All Returns filed are complete and accurate in all material respects, and no additional Taxes are owed by ADC with respect to the periods covered by the Returns. ADC has provided GDSC with complete and accurate copies of ADC's Returns for 1995 and 1996.

          3.20-2 Taxes Paid or Reserved. All deficiencies in Taxes asserted or assessments made by any taxing authority have been fully paid or finally settled. All Taxes which ADC has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority. With respect to ADC's determination that no material liability exposure exists from the classification of the dentists with whom ADC has contracted as independent contractors and not employees, ADC makes no representation or warranty to GDSC that such determination will continue to be appropriate following the Closing.

          3.20-3 Definition. "Taxes" means all taxes, charges, fees, levies or other assessments including, without limitation, income, payroll, withholding, excise, property, sales, use and franchise taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

     3.21 No Restrictions. No contract or agreement to which ADC is a party or is bound or to which any of its properties or assets is subject limits the freedom of ADC to compete in any line of business or with any person.

     3.22 Permits and Licenses. ADC and Shareholder hold and at all times have held, all licenses, permits, franchises, easements and authorizations (collectively, "Permits") necessary for the lawful conduct of the Business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations, except where the failure to hold any Permit, singly or in the aggregate, either alone or with the giving of notice or the passage of time or both, would not have a Material Adverse Effect. ADC and Shareholder are in compliance with all the terms of each Permit, and there are no claims of violation by ADC or Shareholder of any Permit.

     3.23 Certain Payments. Neither ADC nor any other person or entity has, directly or indirectly, on behalf of or with respect to the Business or its operations made or received any payment that was not legal to make or receive under federal, state or local laws of the United States or any other country or territory.

     3.24 Environmental Conditions.

          3.24-1 Compliance. ADC has operated the Business and maintained the Assets, including without limitation the Real Property, in compliance with all Environmental Laws. All wastes generated in connection with ADC's business are and have been transported and disposed of off site in compliance with all Environmental Laws. Except as otherwise required for the normal operation of a dental practice, no Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Real Property or in connection with the Business.

          3.24-2 Definitions. As used in this Agreement,

               (a) "Environmental Law" means any federal, state or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and

               (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

     3.25 Consents and Approvals. Except as set forth on Schedule 3.25, no consent, approval or authorization of any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by ADC or Shareholder. ADC and Shareholder have obtained, or shall have obtained prior to the Closing, all consents, authorizations or approvals of any third parties required in connection with the execution, delivery or performance of this Agreement by ADC or Shareholder or the consummation of the transaction contemplated by this Agreement. ADC has made all registrations or filings with any governmental authority required for the execution or delivery of this Agreement or the consummation of the transaction contemplated hereby.

     3.26 Records. The books of account of ADC are complete and accurate in all material respects, and there have been no transactions involving the business of ADC which properly should have been set forth therein and which have not been accurately so set forth. Complete and accurate copies of such books have been made available to GDSC.

     3.27 Reliance. ADC and Shareholder recognize and agree that, notwithstanding any investigation by GDSC, GDSC is relying upon the representations and warranties made by ADC and Shareholder in this Agreement.

     3.28 Accuracy of Representations and Warranties. None of the representations or warranties of ADC and Shareholder contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. ADC and Shareholder do not know of any fact that has resulted or that, in the reasonable judgment of ADC or Shareholder will result, in any material change in ADC's business, results of operation, financial condition or prospects that has not been set forth in this Agreement.

     3.29 MDCO Members. As of February 1, 1998, there were no more than 850 MDCO Oregon Health Plan members residing at addresses with zip codes in Multnomah, Clackamas and Washington Counties, combined.


                                   ARTICLE IV

                        Covenants of ADC and Shareholder

     4.01 Access to Properties, Books and Records. Prior to the Closing Date, ADC shall, at GDSC's request, afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of GDSC reasonable access during normal business hours to all employees, properties, books and records of ADC and shall permit such persons, at GDSC's expense, to make copies of such books and records. ADC shall deliver to GDSC monthly financial statements of the Business promptly after they become available. GDSC shall treat, and shall cause all of its agents, attorneys, accountants and other authorized representatives to treat, all information obtained pursuant to this
Section 4.01 as confidential in accordance with Section 10.01 hereof. No investigation by GDSC or any of its authorized representatives pursuant to this
Section 4.01 shall affect any representation, warranty or closing condition of any party hereto or GDSC's rights to indemnification pursuant to Section 9.02 hereof.

     4.02 Negative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GDSC, prior to the Closing Date, ADC shall not:

          4.02-1 Incur additional debt for borrowed money (including without limitation obligations under leases for real or personal property whether or not required to be capitalized under generally accepted accounting principles), incur or increase any obligation or liability (fixed, contingent or other, including without limitation liabilities as a guarantor or otherwise with respect to obligations of others) except in the ordinary and usual course of business and consistent with past practices, forgive or release any debt or claim, give any waiver of any right of material value or voluntarily suffer any extraordinary loss;

          4.02-2 Make any payment to discharge or satisfy any lien or encumbrance or pay any obligation or liability (fixed or contingent) other than
(a) current liabilities (including the current portion of any long-term liabilities) included in the Financial Statements and
(b) current liabilities incurred or maturing since the date of the Current Balance Sheet in the ordinary course of business;

          4.02-3 Issue, sell, or give any option or right to purchase any shares of its capital stock or other securities, or purchase, redeem or otherwise acquire or commit to acquire, directly or indirectly, any shares of its capital stock.

          4.02-4 Mortgage, pledge, otherwise encumber or subject to lien any of its assets or properties, tangible or intangible, or commit itself to do any of the foregoing;

          4.02-5 Except in the ordinary and usual course of its business and in each case for fair consideration, dispose of, or agree to dispose of, any of its assets or lease or license to others, or agree so to lease or license, any of its assets;

          4.02-6 Acquire any assets which would be material to the Business other than assets acquired in the ordinary and usual course of business and consistent with past practices;

          4.02-7 Enter into any transaction or contract or make any commitment to do the same, except in the ordinary and usual course of business and not requiring the payment in any case of an amount in excess of $50,000 annually;

          4.02-8 Increase the wages, salaries, compensation, pension or other benefits payable, or to become payable by it, to any of its employees or agents, including without limitation any bonus payments or severance or termination pay, other than increases in wages and salaries required by employment arrangements existing on the date hereof or otherwise in the ordinary and usual course of its business;

          4.02-9 Implement or agree to any implementation of or amendment or supplement to any employee profit sharing, pension, bonus, commission, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement;

          4.02-10 Change the accounting methods, policies or practices of the Business; or

          4.02-11 Agree or commit to do any of the foregoing.

     4.03 Affirmative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GDSC, prior to the Closing Date, ADC shall:

          4.03-1 Operate the Business as presently operated and only in the ordinary course and consistent with past practices;

          4.03-2 Advise GDSC in writing of any litigation or administrative proceeding that challenges or otherwise materially affects the transactions contemplated hereby and of any Material Adverse Change or any event, occurrence or circumstance which is likely to cause a Material Adverse Change;

          4.03-3 When the consent of any third party to the transactions contemplated by this Agreement is required under the terms of any contract or agreement material to the Business to which ADC is a party or by which ADC is bound, use its best efforts to obtain such consent on terms and conditions not materially less favorable than those in effect on the date hereof;

          4.03-4 Use its best efforts to maintain all of the Tangible Personal Property in good operating condition, reasonable wear and tear excepted, consistent with past practices, and take all steps reasonably necessary to maintain its intangible assets;

          4.03-5 Not cancel or change any policy of insurance (including self-insurance) or fidelity bond or any policy or bond providing substantially the same coverage;

          4.03-6 Maintain, consistent with past practices, all inventories, spare parts, office supplies and other expendable items;

          4.03-7 Use its best efforts to retain all employees;

          4.03-8 Maintain its books and records in accordance with past practices;

          4.03-9 Pay and discharge all taxes, assessments, governmental charges and levies imposed upon him, its income or profits or upon any property belonging to him, in all cases prior to the date on which penalties attach thereto; and

          4.03-10 Comply with all laws, rules and regulations applicable to him and the Business.

     4.04 No Negotiations With Others. Except as otherwise permitted by this Agreement or with the prior written consent of GDSC, ADC and Shareholder shall refrain, and shall cause ADC's employees and any investment banker, attorney, accountant or other agent retained by either of them to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to or having any discussions with any person relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, the Business or any equity interest in ADC. ADC and Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.


                                    ARTICLE V

                                 Joint Covenants

     GDSC, ADC and Shareholder covenant and agree that they will act in accordance with the following:

     5.01 Governmental Consents. Promptly following the execution of this Agreement, the parties will proceed to prepare and file with the appropriate governmental authorities any requests for approval or waiver, if any, that are required from governmental authorities in connection with the transactions contemplated hereby, and the parties shall diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

     5.02 Best Efforts; No Inconsistent Action. Each party will use its best efforts to effect the transactions contemplated by this Agreement and to fulfill the conditions to the obligations of the other parties set forth in Article 6 or 7 of this Agreement. No party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement, except that nothing in this
Section 5.02 shall limit the rights of the parties under Articles 6, 7 and 8.

     5.03 Lease Consents. The parties acknowledge and agree that ADC has not obtained and will not obtain by Closing consents of landlords under the Leases (except for the Newberg and Corvallis Leases with Red Fern, LLC). The parties agree to diligently and expeditiously seek and obtain such consents after Closing.


                                   ARTICLE VI

                        Conditions to Obligations of GDSC

     The obligations of GDSC under Article 1 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     6.01 Governmental Approvals. All authorizations, consents and approvals of all governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and be satisfactory in form and content to GDSC.

     6.02 Consents. Except as otherwise provided in Section 5.03, ADC shall have obtained the third-party consents required under the terms of the Contracts and Leases, and such consents shall not have required any change to the terms and conditions of the Contracts and Leases other than changes consented to in writing by GDSC.

     6.03 Representations, Warranties and Covenants.

          6.03-1 All representations and warranties of ADC and Shareholder made in this Agreement, or in any certificate delivered pursuant hereto, shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          6.03-2 All of the terms, covenants and conditions to be complied with and performed by ADC and Shareholder at or prior to the Closing shall in all material respects have been complied with or performed thereby.

          6.03-3 GDSC shall have received a certificate of Shareholder, dated as of the Closing Date, to the effect that the representations and warranties of ADC and Shareholder contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that ADC and Shareholder have in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by him at or prior to the Closing.

     6.04 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, ADC or Shareholder to restrain or prohibit, or obtain damages in respect of, this Agreement or the transactions contemplated by this Agreement.

     6.05 No Adverse Change. There shall not have been any Material Adverse Change.

     6.06 MDCO Contract. Shareholder shall have caused MDCO and ADC to execute and deliver a restated MDCO Contract in the form attached hereto as Exhibit D.

     6.07 Agreement Regarding New Offices. Shareholder and ADC shall have executed and delivered an Agreement Regarding New Offices with GDSC in the form attached hereto as Exhibit E.

     6.08 Employment Agreement. Shareholder shall have executed and delivered an Employment Agreement with GDSC in the form attached hereto as Exhibit F.

     6.09 Leases. Shareholder shall have executed and delivered leases of the Real Property owned by Shareholder in the forms attached hereto as Exhibits G-1 and G-2.

     6.10 Opinion of Counsel. GDSC shall have received an opinion of Tonkon Torp LLP, counsel to ADC and Shareholder, dated the Closing Date, in substantially the form attached hereto as Exhibit H.

     6.11 Corporate Name Change. ADC shall have taken all corporate action necessary to change its name to a name that does not include the word affordable, and shall have delivered to GDSC for filing with the Oregon Secretary of State Articles of Amendment to effect such name change.

     6.12 Actions Satisfactory to GDSC's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for GDSC.

                                   ARTICLE VII

                        Conditions to Obligations of ADC

     The obligations of ADC under Article 1 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     7.01 Representations, Warranties and Covenants.

          7.01-1 All representations and warranties of GDSC made in this Agreement and in any certificate delivered pursuant hereto shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          7.01-2 All of the terms, covenants and conditions to be complied with and performed by GDSC on or prior to the Closing shall in all material respects have been complied with or performed by GDSC.

          7.01-3 ADC shall have received a Certificate of GDSC, dated as of the Closing Date, executed by the President or other authorized officer of GDSC, to the effect that the representations and warranties of GDSC contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that GDSC has in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by it at or prior to the Closing.

     7.02 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, ADC or Shareholder to restrain or prohibit this Agreement or the transactions contemplated by this Agreement.

     7.03 Agreement Regarding New Offices. GDSC shall have executed and delivered an Agreement Regarding New Offices with Shareholder and ADC in the form attached hereto as Exhibit E.

     7.04 Employment Agreement. GDSC shall have executed and delivered an Employment Agreement with Shareholder in the form attached hereto as Exhibit F.

     7.05 Leases. GDSC shall have executed and delivered leases of the Real Property owned by Shareholder in the forms attached hereto as Exhibits G-1 and G-2.

     7.06 Opinion of Counsel. ADC shall have received an opinion of Stoel Rives LLP, counsel to GDSC, dated the Closing Date, in substantially the form attached hereto as Exhibit I.

     7.07 Professional Corporation. GDSC shall have caused the Professional Corporation to be incorporated and organized and shall have entered into a management agreement with the Professional Corporation.

     7.08 Actions Satisfactory to ADC's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for ADC.


                                  ARTICLE VIII

                                   Termination

     8.01 Right of Parties to Terminate. This Agreement may be terminated:

          8.01-1 by GDSC, if any of the authorizations, consents, approvals, filings or registrations described in Section 6.01 hereof shall have been denied, not permitted to go into effect or obtained on terms not reasonably satisfactory to GDSC and all reasonable final appeals shall have been exhausted;

          8.01-2 by GDSC, if ADC or Shareholder shall have breached any of their obligations hereunder in any material respect;

          8.01-3 by ADC, if GDSC shall have breached any of its obligations hereunder in any material respect; or

          8.01-4 by either ADC or GDSC, by written notice to the other party, if the Closing shall not have occurred on or prior to December 31, 1998; provided, however, that the right to terminate this Agreement under this Section 8.01-4 shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     8.02 Effect of Termination. If either GDSC or ADC decides to terminate this Agreement pursuant to Section 8.01, such party shall promptly give written notice to the other party to this Agreement of such decision. In the event of a termination pursuant to Section 8.01, the parties hereto shall be released from all liabilities and obligations arising under this Agreement (other than those described in Article 10 hereof) with respect to the matters contemplated by this Agreement, other than for damages arising from a breach of this Agreement.


                                   ARTICLE IX

                            Survival; Indemnification

     9.01 Survival. All representations, warranties, covenants and agreements made in this Agreement or in any schedule, certificate or assignment delivered in accordance with this Agreement (collectively, the "Related Documents") shall survive any investigation by or on behalf of any party, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any termination or expiration of this Agreement for a period of three years and two months following the Closing and after such period shall be terminated and extinguished, except insofar as the damaged party shall have asserted in writing a claim setting forth with reasonable specificity the facts and circumstances relating thereto prior to the expiration of such period in which event the party liable shall remain liable with respect to such claim.

     9.02 Indemnification by ADC and Shareholder.

          9.02-1 Notwithstanding any investigation by GDSC, from and after the Closing, ADC and Shareholder shall indemnify, hold harmless and, to the extent provided in Section 9.04-1, defend GDSC, its subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, including GDSC, "GDSC's Indemnified Persons") from and against, and reimburse each of GDSC's Indemnified Persons with respect to, any and all losses, damages, liabilities, costs and expenses, including interest from the date of such loss to the time of payment, penalties and reasonable attorneys' fees (collectively, "Damages") incurred by any of GDSC's Indemnified Persons by reason of or arising out of or in connection with:

               (a) any breach or inaccuracy of any representation or warranty of ADC or Shareholder made in this Agreement or any Related Document;

               (b) any failure by ADC or Shareholder to perform any covenant required to be performed by them pursuant to this Agreement or any Related Document; or

               (c) any liability or obligation of ADC or Shareholder arising out of or in connection with the ownership, use, condition, maintenance or operation of the Business or the Assets by ADC on or prior to the Closing, in either case not expressly assumed by GDSC in accordance with the terms of this Agreement.

          9.02-2 This indemnification extends to any Damages suffered by any of GDSC's Indemnified Persons, whether or not a claim is made against any of GDSC's Indemnified Persons by any third party.

     9.03 Indemnification by GDSC.

          9.03-1 Notwithstanding any investigation by ADC or Shareholder, from and after the Closing, GDSC shall indemnify, hold harmless and, to the extent provided in Section 9.04-1, defend ADC and Shareholder from and against, and reimburse ADC and Shareholder with respect to, any and all Damages incurred by ADC or Shareholder by reason of or arising out of or in connection with:

               (a) any breach or inaccuracy of any representation or warranty of GDSC made in this Agreement or any Related Document;

               (b) any failure by GDSC to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document;

               (c) any liability or obligation of ADC to any third party expressly assumed by GDSC in accordance with the terms of this Agreement; or

               (d) any liability or obligation of GDSC or Professional Corporation arising out of or in connection with the ownership, use, condition, maintenance or operation of the Business or the Assets by GDSC or Professional Corporation after the Closing.

          9.03-2 This indemnification extends to any Damages suffered by ADC or Shareholder whether or not a claim is made against ADC or Shareholder by any third party.

     9.04 Indemnification Procedure.

          9.04-1 Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness after obtaining knowledge thereof, provide any indemnifying party against whom a claim for indemnification is to be made under this Article 9 with written notice of all third party actions, suits, proceedings, claims, demands or assessments that may be subject to the indemnification provisions of this Article 9 (collectively, "Third Party Claims"), including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 15 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to this Article 9 and, if so, whether the indemnifying party elects, jointly with any other indemnifying party notified under Section 9.04-1(a), to undertake, conduct and control, through counsel of its or their choosing (subject to the consent of the indemnified party, such consent not to be withheld unreasonably) and at its or their sole risk and expense, the good faith settlement or defense of the Third Party Claim.

               (c) If within 15 days after its receipt of the claim notice an indemnifying party notifies the indemnified party that it elects to undertake the good faith settlement or defense of the Third Party Claim, the indemnified party shall cooperate reasonably with the indemnifying party in connection therewith including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third Party Claim. The indemnified party shall be entitled to participate in the settlement or defense of the Third Party Claim through counsel chosen by the indemnified party, at its expense, and to approve any proposed settlement that would impose any obligation or duty on the indemnified party, which approval may, in the sole discretion of the indemnified party, be withheld. So long as an indemnifying party is contesting the Third Party Claim in good faith and with reasonable diligence, the indemnified party shall not pay or settle the Third Party Claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any Third Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the indemnifying party.

               (d) If an indemnifying party does not provide notice that it elects to undertake the good faith settlement or defense of the Third Party Claim, or if an indemnifying party fails to contest the Third Party Claim or undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party shall thereafter have the right to contest, settle or compromise the Third Party Claim in good faith at its exclusive discretion, at the risk and expense of the indemnifying party, and the indemnifying party will thereby waive any claim, defense or argument that the indemnified party's settlement or defense of such Third Party Claim is in any respect inadequate or unreasonable.

               (e) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

          9.04-2 Non-Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness, deliver to any indemnifying party against whom a claim for indemnification is to be made under this Article 9 written notice of all claims for indemnification under this Article 9, other than Third Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 30 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party accepts liability for all or any part of the Damages described in the claim notice. If the indemnifying party does not so notify the indemnified party, the indemnifying party shall be deemed to accept liability for all the Damages described in the claim notice.

               (c) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

     9.05 Right of Offset. At the election of GDSC, any liability of ADC or Shareholder under Section 9.02 of this Agreement or under Section 9.02 of that certain Stock Purchase Agreement between GDSC and Shareholder dated February 28, 1998 (the "MDCO Agreement") which has been established by agreement, litigation or in accordance with the procedure set forth in Section 9.04 of this Agreement or the MDCO Agreement may be satisfied by offsetting such liability against any Earnout Payment then due or that subsequently becomes due, provided, however that if ADC or Shareholder gives notice to GDSC within 30 days after ADC or Shareholder receives a notice of claim under Section 9.04-1(a) or 9.04-2(a) of this Agreement or the MDCO Agreement that ADC or Shareholder contests its liability for such claim, GDSC may not exercise its right of offset until the procedure described in Section 9.06 has been completed.

     9.06 Arbitration of Contested Offset.

          9.06-1 Arbitration of Disputes Over Offset. If ADC or Shareholder gives notice contesting its liability for all or any part of a claim in accordance with Section 9.05, then such dispute shall be settled by mandatory binding arbitration in Portland, Oregon in accordance with the provisions of this Section 9.06 and the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "AAA Rules"), unless GDSC and ADC or Shareholder settle such dispute in a written settlement agreement executed by GDSC and ADC or Shareholder. The provisions of this Section 9.06 shall prevail and govern in the event of any conflict between such provisions and the AAA Rules.

          9.06-2 Arbitrator. Unless otherwise mutually agreed by GDSC and ADC, the arbitration will be heard and decided by a single arbitrator who shall be selected as provided in Section 9.06-3.

          9.06-3 Selection of Arbitrator. GDSC and ADC will have the authority to select the arbitrator from a list of arbitrators who are attorneys-at-law who practice business law and have significant experience with respect to the representation of health care companies; provided that the arbitrator cannot have represented GDSC, ADC or Shareholder in any previous matter. If GDSC and ADC cannot agree on the selection of the arbitrator from the above list of arbitrators, then the arbitrator shall be chosen by the American Arbitration Association.

          9.06-4 Time for Arbitration Decision: Effect. The arbitrator shall decide each dispute to be arbitrated pursuant hereto within ninety (90) days after the selection of arbitrator. The arbitrator's decision shall relate solely to whether GDSC is entitled to indemnification in connection with the claim (or a portion thereof) pursuant to the applicable terms of this Agreement or the MDCO Agreement. The final decision of the arbitrator shall specify the amount (if any) that GDSC is entitled to offset against the Earnout Payments in connection with the claim, shall be furnished to GDSC, ADC, and Shareholder in writing, shall constitute a conclusive determination of all issues in question, binding upon GDSC, ADC, and Shareholder and shall not be contested by any of them. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to GDSC, ADC and Shareholder, along with a signed copy of the award. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of this Section
9.06 or the provisions of this Agreement or the MDCO Agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction over the subject matter thereof.

          9.06-5 Right to Counsel. GDSC (on behalf of itself and any Indemnified Person(s)) and ADC or Shareholder shall each have the right to employ its or his own legal counsel to represent such person in any disputes arising under this Agreement.

          9.06-6 Compensation of Arbitrator. The arbitrator will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation. GDSC, on the one hand, and ADC or Shareholder, on the other hand, will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings (collectively, the "Arbitration Expenses").

     9.07 Limitations. Anything to the contrary notwithstanding, an indemnified party shall not be indemnified and held harmless in respect of any Damages which are covered by insurance owned by the indemnified party to the extent that any loss is reduced by such insurance. The right of GDSC's Indemnified Persons to seek indemnification from ADC and/or Shareholder under this Agreement or the MDCO Agreement shall terminate the sooner of (a) 38 months after the Closing Date or (b) at such time as the total Damages paid by ADC and/or Shareholder (whether or not paid by offset of amounts owed to ADC or Shareholder) reach a total of $3,500,000.00.

     9.08 Rights Not Exclusive. An indemnified party's rights to indemnification under this Article 9 shall be the exclusive remedy for recovery of monetary damages in the event of any breach of any representation, warranty or covenant under this Agreement, but such rights are in addition to, and not in lieu of, any other rights to which the indemnified party may be entitled in equity.


                                    ARTICLE X

                         Confidentiality; Press Releases

     10.01 Confidentiality.

          10.01-1 No information concerning ADC not previously disclosed to the public or in the public domain that has been furnished to or obtained by GDSC under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants of GDSC or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, GDSC shall hold such information in confidence for a period of two years from the date of any termination of this Agreement, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to ADC.

          10.01-2 No information concerning GDSC not previously disclosed to the public or in the public domain that has been furnished to or obtained by ADC or Shareholder under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to the employees, legal counsel, financial advisers or independent public accountants of ADC or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, ADC and Shareholder shall hold such information in confidence for a period of three years from the date of any termination of this Agreement, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to GDSC.

          10.01-3 Notwithstanding the foregoing, such obligations of GDSC and of ADC shall not apply to information

               (a) that is, or becomes, publicly available from a source other than GDSC or ADC, as the case may be;

               (b) that was known and can be shown to have been known by GDSC at the time of its receipt from ADC, or by ADC at the time of its receipt from GDSC, as the case may be;

               (c) that is received by GDSC from a third party without breach of this Agreement by GDSC, or is received by ADC from a third party without breach of this Agreement by ADC, as the case may be;

               (d) that is required by law to be disclosed; or

               (e) that is disclosed in accordance with the written consent of GDSC or of ADC, as the case may be.

     10.02 Press Releases. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by ADC without the prior written consent of GDSC; provided, however, that nothing herein shall prevent a party from supplying such information or making statements as required by governmental authority or in order for a party to satisfy its legal obligations (prompt notice of which shall in any such case be given to the other party or parties).


                                   ARTICLE XI

                                Other Provisions

     11.01 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may voluntarily or involuntarily assign such party's interest under this Agreement without the prior written consent of the other parties; except ADC may assign its right to receive Earnout Payments to Shareholder who, in turn, may assign such rights to a trust principally for his benefit or the benefit of his family.

     11.02 Entire Agreement. This Agreement and the Schedules and Exhibits referred to herein embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein.

     11.03 Fees and Expenses. GDSC shall be solely responsible for all costs and expenses incurred by it, and ADC shall be solely responsible for all costs and expenses incurred by ADC, in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

     11.04 Amendment, Waiver, etc. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

     11.05 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     11.06 Governing Law. The construction and performance of this Agreement will be governed by the laws of the State of Oregon (except for the choice of law provisions thereof).

     11.07 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing; shall be delivered personally, including by means of telecopy, or mailed by registered or certified mail, postage prepaid and return receipt requested; shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and shall be delivered or mailed to the addresses or telecopy numbers set forth on the first page of this Agreement or to such other address as any party may from time to time direct, with copies to:

          In the case of GDSC:

               Stoel Rives LLP
               900 SW Fifth Avenue, Suite 2300
               Portland, OR  97204
               Telecopy No.:  (503) 220-2480

               Attention:  Edward L. Epstein

          In the case of ADC or Shareholder:

               Tonkon Torp LLP
               1600 Pioneer Tower
               888 SW Fifth Avenue
               Portland, OR 97204
               Telecopy No.:  (503) 972-3754

               Attention:  Brendan R. McDonnell

     11.08 Breach; Equitable Relief. The parties acknowledge that the Business and rights of the parties described in this Agreement are unique and that money damages alone for breach of this Agreement would be inadequate. Any party aggrieved by a breach of the provisions hereof may bring an action at law or suit in equity to obtain redress, including specific performance, injunctive relief or any other available equitable remedy. Time and strict performance are of the essence in this Agreement.

     11.09 Attorneys' Fees. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court. For purposes of this Agreement, the term "prevailing party" shall be deemed to include a party that successfully opposes a petition for review filed with an appellate court.

     11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


     GDSC:                             GENTLE DENTAL SERVICE CORPORATION


                                       By: L. T. VAN EERDEN
                                           -------------------------------------
                                       Title: Executive Vice President
                                              ----------------------------------


     ADC:                              AFFORDABLE DENTAL CARE, INC.

                                       By: GERALD M. BIEZE, DDS
                                           -------------------------------------
                                           Gerald M. Bieze, DDS, President


     Shareholder:                      GERALD M. BIEZE, DDS
                                       -----------------------------------------
                                       Gerald M. Bieze, DDS